Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES RECORD 2008 SECOND-QUARTER, SIX-MONTH RESULTS
— Acquisitions, Organic Growth Fuel Surge in Net Sales and Operating Profit —
— Company Reiterates Confidence in Strategic Direction —
CLEVELAND — August 7, 2008 — OM Group, Inc. (NYSE: OMG) today announced results for the second quarter and six months ended June 30, 2008.
Net sales for the second quarter of 2008 climbed to $510.8 million compared with $231.3 million in the corresponding period of 2007. The 2008 quarter included $77.0 million from OM Group’s newly acquired coatings and electronic technologies businesses. Excluding these acquisitions, revenue grew 88 percent due to higher product selling prices, increased cobalt metal resale volume, and organic volume growth within the Advanced Materials segment in such key end markets as battery and powder metallurgy.
“Our results for the second quarter reflect strong end market demand and solid operating performance across our businesses,” said Joseph M. Scaminace, chairman and chief executive officer. “We are encouraged by the contributions of our newly acquired businesses and believe there is further upside as we move to optimize near- and long-term opportunities. We are likewise pleased with our ability to translate strong business fundamentals into bottom-line growth, despite steeply rising raw material costs and unfavorable currency movements.”
Gross profit increased to $126.0 million in the second quarter of 2008 versus $83.7 million in the comparable 2007 quarter. The increase is attributable primarily to a higher cobalt reference price, acquisitions and greater volume. These gains were partially offset by higher raw material costs, a loss on cobalt forward purchase contracts and the sales of the products with a fixed cobalt price component that were hedged by these contracts, and a $1.2 million charge to reduce the carrying value of resale inventory to market value. As a percentage of net sales, gross margin fell to 24.7 percent, due primarily to the increase in lower-margin cobalt metal resale and the impact of higher cost cobalt raw materials.
Selling, general and administrative (SG&A) expenses increased to $42.4 million in the second quarter of 2008 compared with $31.2 million in the second quarter of 2007, due primarily to the acquired businesses, which were not included in OM Group’s operations in the 2007 period. SG&A as a percent of sales fell to 8.3 percent from 13.5 percent by controlling spending and leveraging against higher sales.
Operating profit in the second quarter of 2008 was $83.6 million compared with $52.5 million in the prior-year period. As a percent of sales, operating profit was lower due to the decline in gross profit margin, offsetting lower SG&A expenses as a percent of sales.
Income tax expense was $22.3 million in the 2008 second quarter, or an effective tax rate of 26.8 percent, compared with $9.8 million expense in the second quarter of 2007, or an effective tax rate of 16.7 percent. The second quarter of 2008 included income tax expense related to income earned at the company’s joint venture in the Democratic Republic of Congo (DRC) with no comparable expense in 2007 due to a tax holiday in the DRC. Additionally, the second quarter of 2007 included a $2.7 million benefit related to the retroactive extension of the tax holiday in Malaysia.

Income from continuing operations was $56.6 million, or $1.86 per diluted share, in the second quarter of 2008, compared with $44.1 million, or $1.46 per diluted share, in the 2007 period.
Net income in the second quarter of 2008 was $56.2 million, or $1.85 per diluted share, compared with last year’s second-quarter net income of $46.0 million, or $1.52 per diluted share. Included in these results are discontinued operations, which showed a loss of $0.4 million in the second quarter of 2008 compared with income of $1.9 million in the second quarter of 2007. The results for discontinued operations were due primarily to tax matters related to the company’s former Precious Metals Group.
SIX-MONTH RESULTS
Net sales for the six months ended June 30, 2008, were $991.6 million versus $447.5 million for the comparable period in 2007. The improvement was driven by higher product selling prices, increased cobalt metal resale volume, acquisitions and volume growth. Net income was $111.5 million, or $3.67 per diluted share, in the first half of 2008 compared with $160.8 million, or $5.33 per diluted share, in the first half of 2007. The first half of 2007 included $62.9 million of income from discontinued operations and a $72.3 million gain on the sale of discontinued operations, both related principally to the Nickel business that was sold in the first quarter of 2007.
Gross profit rose to $262.7 million in the first half of 2008 compared with $155.9 million in the first half of 2007. As a percentage of net sales, gross profit fell to 26.5 percent from 34.8 percent, due primarily to an increase in lower-margin cobalt metal resale and the impact of higher cost cobalt raw materials. Operating profit increased to $178.2 million in the 2008 period from $99.3 million in the first half of 2007.
SG&A expenses were $84.5 million in the first six months of 2008 compared with $56.6 million in the comparable 2007 period. The increase was due primarily to expenses from the newly acquired coatings and electronic technologies businesses.
BUSINESS SEGMENT RESULTS
Advanced Materials
Net sales for the Advance Materials segment were $359.1 million in the second quarter of 2008 compared with $154.9 million in the second quarter of last year. The increase was attributable primarily to higher product selling prices due to an increase in the reference price for cobalt, growth in metal resale and greater volume. The average cobalt reference price was $45.93 in the second quarter of 2008 compared with $28.01 in the 2007 period. Excluding metal resale and copper by-product, volume grew 30 percent in the second quarter of 2008 compared with the same quarter last year.
Operating profit for the segment increased to $79.5 million compared with $52.4 million in the prior-year quarter. As a percentage of sales, operating profit was lower this quarter, due primarily to an increase in lower-margin cobalt metal resale and the impact of higher cost cobalt raw materials.
Net sales for the segment were $691.5 million in the first six months of 2008 compared with $306.3 million in the same period in 2007. Increased product selling prices, higher volumes of cobalt metal resale and copper by-product, and growth in end market demand contributed to the increase. Operating profit increased to $174.8 million in the first half of 2008 from $99.6 million in the comparable 2007 period.
Specialty Chemicals
Sales from the Specialty Chemicals segment were $152.5 million in the second quarter of 2008 compared with $78.0 million in the same quarter last year. The improvement was due primarily to acquisitions and higher selling prices in Advanced Organics. These benefits were partially offset by lower volumes and an unfavorable mix in product sales. Revenue was higher in the second quarter of 2008 in each of the company’s end markets except memory disk.

Operating profit increased to $12.4 million in the second quarter of 2008 versus $7.0 million during the prior-year quarter due to price increases and earnings contributions from the newly acquired businesses. These improvements were partially offset by rising raw material costs. The second quarter of 2007 included $2.0 million in legal fees and a $1.1 million environmental charge, which did not recur this year.
Net sales for the segment increased to $301.6 million in the first half of 2008 from $144.7 million in the comparable 2007 period. Acquisitions and increased product selling prices were the main factors leading to the sales improvement. Operating profit was $20.8 million in the first six months of 2008 compared with $15.0 million in the same period in 2007.
OUTLOOK
“Our view of the second half of 2008 remains positive, based on business fundamentals,” said Scaminace. “OM Group’s end market exposure and geographic diversity give us a balanced revenue mix that is not overly dependent upon any single market or region. We continue to see steady growth for our products that serve dynamic end use applications in portable power, powder metallurgy and electronic chemicals and materials.”
The global supply and demand balance for cobalt remains tight, even as prices have fallen over the last several weeks from unprecedented levels earlier in the quarter. The company expects the market to firm in the second half as demand remains strong across virtually all markets. OM Group will continue to aggressively manage its cobalt business, with efforts directed toward diversifying its raw material sources, maintaining strict control of inventories and shortening the supply chain wherever possible.
OM Group’s performance to date speaks directly to the soundness of its strategy and its ability to execute that strategy in an uncertain global economic environment, Scaminace said: “Our recently acquired electronic technologies businesses have faced difficult end market conditions, due largely to a precipitous drop in capital spending in the semiconductor industry and rising raw material costs. However, we remain confident that these businesses offer long-term benefits and opportunities for profitable growth. Likewise, prudent management of our cobalt business will further our strategic objective of sustainable, profitable growth.”
The company continues to enjoy financial flexibility due to an unleveraged balance sheet and improving cash flows from operations. “This flexibility allows us to consider and evaluate a wide range of options to create long-term value for our shareholders, including strategic and transformational acquisitions and partnerships,” Scaminace concluded. “We are well positioned to deliver on our promise of transforming OM Group into a leading specialty chemical company.”
WEBCAST INFORMATION
OM Group has scheduled a conference call and live audio broadcast on the Web for 10 a.m. Eastern time today. Investors may access the live audio broadcast by logging on to www.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. A webcast audio replay will be available on the “Investor Relations — Presentations” page of the company’s Web site three hours after the call.
ABOUT OM GROUP, INC.
OM Group, Inc. is a diversified global developer, producer and marketer of value-added specialty chemicals and advanced materials that are essential to complex chemical and industrial processes. Key technology-based end-use applications include affordable energy, portable power, clean air, clean water, and proprietary products and services for the microelectronics industry. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.

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For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the direction and pace of our strategic transformation, including identification of potential acquisitions; the successful integration of certain Electronics businesses of Rockwood Specialties Group, Inc.; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the risk that new or modified internal controls, implemented in response to the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$115,388	$100,187
Accounts receivable, less allowances	232,245	178,481
Inventories	473,550	413,434
Other current assets	76,032	64,431

Total current assets	897,215	756,533

Property, plant and equipment, net	270,688	288,834
Goodwill	303,990	322,172
Intangible assets	91,273	46,454
Notes receivable from joint venture partner, less allowances	19,665	24,179
Other non-current assets	29,732	31,038

Total assets	$1,612,563	$1,469,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$121	$513
Accounts payable	202,007	214,244
Accrued income taxes	27,553	32,040
Accrued employee costs	29,536	34,707
Other current liabilities	30,136	25,435

Total current liabilities	289,353	306,939

Long-term debt	26,162	1,136
Deferred income taxes	40,073	29,645
Minority interests	54,483	52,314
Other non-current liabilities	50,672	50,790

Total stockholders’ equity	1,151,820	1,028,386

Total liabilities and stockholders’ equity	$1,612,563	$1,469,210

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2008	2007	2008	2007
Net sales	$510,825	$231,298	$991,620	$447,494
Cost of products sold	384,802	147,621	728,931	291,573

Gross profit	126,023	83,677	262,689	155,921
Selling, general and administrative expenses	42,444	31,170	84,476	56,602

Operating profit	83,579	52,507	178,213	99,319
Other income (expense):
Interest expense	(547)	(180)	(907)	(7,285)
Interest income	408	5,404	874	10,603
Loss on redemption of Notes	—	—	—	(21,733)
Foreign exchange gain	102	1,316	748	1,784
Other expense, net	(284)	(252)	(194)	(499)

	(321)	6,288	521	(17,130)

Income from continuing operations before income tax expense and minority partners’ share of income	83,258	58,795	178,734	82,189
Income tax expense	(22,306)	(9,815)	(49,451)	(49,789)
Minority partners’ share of income, net of tax	(4,358)	(4,848)	(17,100)	(6,809)

Income from continuing operations	56,594	44,132	112,183	25,591
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(362)	1,904	(731)	62,923
Gain on sale of discontinued operations, net of tax	—	(19)	—	72,270

Total income (loss) from discontinued operations, net of tax	(362)	1,885	(731)	135,193

Net income	$56,232	$46,017	$111,452	$160,784

Net income (loss) per common share — basic:
Continuing operations	$1.88	$1.48	$3.73	$0.86
Discontinued operations	(0.01)	0.06	(0.02)	4.53

Net income	$1.87	$1.54	$3.71	$5.39

Net income (loss) per common share — assuming dilution:
Continuing operations	$1.86	$1.46	$3.69	$0.85
Discontinued operations	(0.01)	0.06	(0.02)	4.48

Net income	$1.85	$1.52	$3.67	$5.33

Weighted average shares outstanding
Basic	30,072	29,900	30,051	29,836
Assuming dilution	30,314	30,266	30,365	30,177

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Six Months Ended June 30,
(In thousands)	2008	2007
Operating activities
Net income	$111,452	$160,784
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Total (income) loss from discontinued operations	731	(135,193)
Loss on redemption of Notes	—	21,733
Depreciation and amortization	27,538	16,398
Share-based compensation expense	4,658	3,418
Minority partners’ share of income	17,100	6,809
Gain on cobalt forward purchase contracts	(4,002)	—
Interest income received from consolidated joint venture partner	3,776	—
Other non-cash items	(4,383)	(2,701)
Changes in operating assets and liabilities
Accounts receivable	(52,992)	(37,654)
Inventories	(62,827)	(78,075)
Accounts payable	(12,299)	38,531
Other, net	(13,835)	4,405

Net cash provided by (used for) operating activities	14,917	(1,545)

Investing activities
Expenditures for property, plant and equipment	(16,512)	(7,953)
Net proceeds from the sale of the Nickel business	—	490,036
Proceeds from settlement of cobalt forward purchase contracts	7,661	—
Other investing activities	(493)	5,441

Net cash provided by (used for) investing activities	(9,344)	487,524

Financing activities
Payments of revolving line of credit and long-term debt	(45,438)	(400,000)
Borrowings from revolving line of credit	70,000	—
Premium for redemption of Notes	—	(18,500)
Distributions to joint venture partners	(14,934)	(1,350)
Payment related to surrendered shares	(3,251)	—
Proceeds from exercise of stock options	872	10,489
Excess tax benefit on share-based compensation	1,111	1,045

Net cash provided by (used for) financing activities	8,360	(408,316)

Effect of exchange rate changes on cash	1,268	4,053

Cash and cash equivalents
Increase from continuing operations	15,201	81,716
Discontinued operations — net cash provided by operating activities	—	49,623
Discontinued operations — net cash used for investing activities	—	(1,540)
Balance at the beginning of the period	100,187	282,288

Balance at the end of the period	$115,388	$412,087

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2008	2007	2008	2007
Net Sales
Advanced Materials	$359,127	$154,890	$691,512	$306,322
Specialty Chemicals	152,485	77,997	301,599	144,716
Intersegment items	(787)	(1,589)	(1,491)	(3,544)

	$510,825	$231,298	$991,620	$447,494

Operating profit
Advanced Materials	$79,480	$52,387	$174,799	$99,588
Specialty Chemicals	12,384	7,033	20,838	15,009
Corporate	(9,621)	(8,633)	(19,060)	(16,984)
Intersegment items	1,336	1,720	1,636	1,706

	$83,579	$52,507	$178,213	$99,319

OM Group, Inc. and Subsidiaries
Non-GAAP Financial Measure

	Three months ended		Three months ended
(in thousands except per share data)	June 30, 2008		June 30, 2007
	$	Diluted EPS	$	Diluted EPS

Net income as reported	$56,232	$1.85	$46,017	$1.52

Less:
Total income (loss) from discontinued operations	(362)	(0.01)	1,885	0.06

Income from continuing operations — as reported	$56,594	$1.86	$44,132	$1.46

Special items:
Tax assessment in Canada	250	—	—	—
Environmental charges at closed New Jersey site	—	—	(1,103)	(0.04)
Malaysian tax holiday — retroactive to January 1, 2007	—	—	2,700	0.09

Income from continuing operations — as adjusted for special items	$56,344	$1.86	$42,535	$1.41

Weighted average shares outstanding — diluted		30,314		30,266

	Six months ended		Six months ended
(in thousands except per share data)	June 30, 2008		June 30, 2007
	$	Diluted EPS	$	Diluted EPS

Net income as reported	$111,452	$3.67	$160,784	$5.33

Less:
Total income (loss) from discontinued operations	(731)	(0.02)	135,193	4.48

Income from continuing operations — as reported	$112,183	$3.69	$25,591	0.85

Special items:
REM — inventory step-up (COGS), net of tax	(1,222)	(0.04)	—	—
Tax assessment in Canada	(763)	(0.03)	—	—
Loss on redemption of Notes	—	—	(21,733)	(0.72)
Tax benefit related to loss on redemption of Notes	—	—	7,607	0.25
Tax expense related to repatriation of foreign cash	—	—	(38,789)	(1.29)
Environmental charges at closed New Jersey site	—	—	(1,103)	(0.04)

Income from continuing operations — as adjusted for special items	$114,168	$3.76	$79,609	$2.64

Weighted average shares outstanding — diluted		30,365		30,177
Use of Non-GAAP Financial Information:
“Income from continuing operations — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2008. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income and income from continuing operations), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2008 and of the comparability of the 2008 results to the results of prior periods.